              VARIABLE ANNUITY GUARANTEED DEATH BENEFIT REINSURANCE

                             Effective JULY 1, 1995




                                     between




                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
                                  (BOSTON, MA)




                                       and




                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                                CIGNA REINSURANCE
                             (Hartford, Connecticut)

                  REINSURANCE AGREEMENT, Effective JULY 1, 1995

                                     between

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
                                  (BOSTON, MA)



                                       and

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                                CIGNA REINSURANCE
                             (Hartford, Connecticut)


                                      INDEX

                                                     ARTICLE         PAGE
                                                     -------         ----
      Access to Records                                   XI            8
      Amounts at Risk                                     II            2
      Arbitration                                        XVI           11
      Automatic Excess Reinsurance                       III            3
      Claims                                             VII            6
      Currency                                          XIII            9
      DAC Tax Regulation Election                       XVII           12
      Delays, Errors, or Omissions                       XII            9
      Effective Date; Term and Termination             XVIII           13
      Extra Contractual Obligations                     VIII            7
      Hold Harmless                                      XIV            9
      Insolvency                                          XV           10
      Liability of Connecticut General                    IV            3
      Litigation                                          IX            8
      Notices                                            XIX           16
      Offset                                               X            8
      Parties to the Agreement                             I            1
      Premium Accounting                                  VI            6
      Reinsurance Premiums                                 V            4

                                    SCHEDULES

       A     Maximum Limits of Reinsurance in Connecticut General
       B     Policy Forms and Funds Subject to this Reinsurance Agreement
       C     Limits and Rules of NASL
       D     Reinsurance Premium Rates
       E     Reporting Format Description

                              REINSURANCE AGREEMENT
                         (hereinafter called Agreement)

                                     between

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
                            (hereinafter called NASL)

                                       and

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY
              (hereinafter called Connecticut General or Reinsurer)

It is agreed by the two companies as follows:

                       ARTICLE I PARTIES TO THE AGREEMENT

This Agreement shall be binding upon and shall inure solely to the benefit of NASL and Connecticut General. This Agreement shall not and is not intended to create any right or interest in any third party and shall not and is not intended to create any legal relationship between either party and any third party, including, without limitation, annuitants, insureds, certificate holders, employees, dependents, beneficiaries, policy owners, applicants or assignees under any policy or contract issued by NASL.

                           ARTICLE II AMOUNTS AT RISK

                        VENTURE FORMS BEGINNING WITH 203

A. The reinsurance death benefit is 50% of the excess of the guaranteed minimum death benefit over the contract value. The death benefit is payable upon death of the last surviving annuitant.

         VENTURE FORMS BEGINNING WITH 203 AND ENDORSED WITH 301-VER 9/89

      Upon death of the last surviving annuitant, the guaranteed minimum death benefit during the first 5 Contract Years will be the greater of the Contract Value or the sum of all Purchase Payments made, less any amount deducted in connection with partial withdrawals. During any subsequent 5 Contract Year period, the minimum death benefit will be the greater of the Contract Value, or the minimum death benefit on the last day of the previous 5 Contract Year period plus any Purchase Payments made and less any amount deducted in connection with partial withdrawals since then.

       VENTURE FORMS BEGINNING WITH 203 AND ENDORSED WITH ENDORSEMENT.008

      Upon death of the last surviving annuitant, the guaranteed minimum death benefit during the first Contract Year will be the greater of the Contract Value or the sum of all Purchase Payments made, less any amount deducted in connection with partial withdrawals. During any subsequent Contract Year, the minimum death benefit will be the greater of the Contract Value, or the minimum death benefit on the last day of the previous Contract Year period plus any Purchase Payments made and less any amount deducted in connection with partial withdrawals since then.

      Please refer to Schedule C for a detailed discussion of the guaranteed minimum death benefit.

B. The contract value represents the owner's invested assets in the funds in Schedule B as it appears in the records of NASL before application of any surrender charges, on any given date.

C. In determining the amount at risk, the guaranteed minimum death benefit and the contract value are calculated as the average of the values at the end of the current calendar quarter and the end of the prior calendar quarter. The amount at risk cannot fall below zero.

                    ARTICLE III AUTOMATIC EXCESS REINSURANCE

A. On and after the Effective Date of this Agreement, subject to the limit of Reinsurer's liability set forth in Schedule A and all other terms, conditions and limitations set forth in this Agreement and the Schedules attached to and made a part hereof, NASL shall cede and the Reinsurer shall accept 50% of NASL'S guaranteed death benefit liability under the Variable Annuity Contracts, as described in Article II A.

B. This Agreement covers only NASL'S liability for claims paid under Variable Annuity Contracts written on forms and investment in funds which were reviewed by the Reinsurer prior to their issuance. Forms, as supplemented by additional materials, and funds available as of the date of this Agreement are listed on Schedule B, attached hereto and made a part hereof. If NASL intends to cede to Reinsurer liability with respect to a new form or fund, or a revised version of an approved form or fund, it must provide to the Reinsurer written notice of such intention together with a copy of the proposed form, fund or revision, and a revised Schedule B.

C. NASL shall provide written notice to Connecticut General of any changes in its published limits and rules identified on Schedule C, and Connecticut General shall have no liability pursuant to revised limits and rules unless and until Connecticut General provides written notice to NASL that such revised limits and rules are acceptable.

                   ARTICLE IV LIABILITY OF CONNECTICUT GENERAL

Connecticut General's liability for reinsurance under this Agreement shall follow that of NASL in every case, and be subject in all respects to the general stipulations, terms, clauses, conditions, waivers and modifications of the Variable Annuity Contracts.

In no event shall Connecticut General have any reinsurance liability unless the Variable Annuity Contract issued by NASL is in force and the underwriting and issuance of coverage by NASL constitutes the doing of business in a state of the United States of America in which NASL is properly licensed and authorized to do business.

                         ARTICLE V REINSURANCE PREMIUMS

The calendar quarterly premiums for reinsurance subject to the terms and conditions of this Agreement shall be determined by application of the rates set forth in Schedule D to the amount of reinsurance coverage provided for each annuity insured by NASL, subject to the following:

      1. The reinsurance shall be based on the annuitant's age last birthday at the end of each calendar quarter. If the contract has more than one annuitant, the reinsurance premiums shall be based on the age listed on the records of NASL. NASL shall determine the annuitant's age at the time it prepares the quarterly exposure data submission for the variable annuity guaranteed death benefit, as set forth in schedule E, attached hereto.

      2. The reinsurance premiums shall be calculated separately for funds identified as variable and guaranteed in Schedule B.

      3. The Age Adjusted Aggregate Contract Value is the sum of the contract values in all of NASL's variable annuities subject to this Agreement, minus contract values attributable to amounts in excess of the maximum purchase amounts listed in Schedule A.

      4. For funds identified as variable in Schedule B, and for attained ages less than 70, the premium over each calendar year will be at least equivalent to 50% of the Age Adjusted Aggregate Contract Values times .8 BASIS POINTS (.00008) for year one (1); 1.2 BASIS POINTS (.00012) for year two (2); and 1.6 BASIS POINTS (.00016) thereafter. For attained ages 70 and older the premium over each calendar year will be at least equivalent to 50% of the Age Adjusted Aggregate Contract Values times 2.4 BASIS POINTS (.00024) for year one (1); 3.6 BASIS POINTS (.00036) for year two (2); and 4.4 BASIS POINTS (.00044) thereafter.

      5. For funds identified as guaranteed in Schedule B, there will be no minimum premium regardless of attained age.

      6. For all funds identified in Schedule B, and for attained ages less than 70, the premium over each calendar year will not exceed 50% of the Age Adjusted Aggregate Contract Values times 3.6 BASIS POINTS (.00036) for year one (1); 4.8 BASIS POINTS (.00048) for year two
            (2) and 5.6 BASIS POINTS (.00056) thereafter. For attained ages 70 and older the premium over each calendar year will not exceed 50% of the Age Adjusted Aggregate Contract Values times 9.6 BASIS POINTS (.00096) for year one (1); 10.8 BASIS POINTS (.00108) for year two
            (2) and 12.0 BASIS POINTS (.00120) thereafter.

      7. 50% of the Age Adjusted Aggregate Contract Values times one fourth (1/4) of the minimum premium rate will be remitted to Connecticut General in advance for the current calendar quarter, at the time of settlement for the prior calendar quarter.

                          ARTICLE VI PREMIUM ACCOUNTING

NASL shall forward to Connecticut General within thirty (30) days of the end of the reporting period a quarterly statement as set forth in Schedule E. NASL shall also remit any premium due for the prior quarter along with an advance premium for the current quarter, in accordance with Article V. In the event of any over payment by NASL of premiums or advance premiums, Connecticut General shall remit to NASL the excess amount within thirty (30) days following receipt of the quarterly reinsurance statement.

If the amounts described in Article V cannot be determined by the dates set forth in the above paragraph, on an exact basis, such payments will be made with a generally agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when they become available.

                               ARTICLE VII CLAIMS

A. NASL is solely responsible for payment of its claims under the Underlying Annuity Contracts, policies, master contracts or certificates identified on Schedule B. NASL shall provide Connecticut General with proof of claim, proof of claim payment and any other claim documentation requested by Connecticut General on a quarterly basis. Payment of reinsurance shall be made by Connecticut General in one sum regardless of the method of payment by NASL and within thirty (30) days following receipt of the quarterly reinsurance statement, as set forth in Schedules E-1 and E-2.

B. NASL shall notify Connecticut General of NASL'S intention to contest, or deny a claim which may involve the reinsurance coverage under this Agreement before any notice of contest or denial is provided to the claimant. Connecticut General shall then have thirty (30) days within which to advise NASL whether it agrees that the claim should be contested or denied. If Connecticut General does not agree that the claim should be contested or denied, then it shall pay to NASL the full amount of the reinsurance on the risk reinsured, as set forth in Article II, and Connecticut General shall have no further obligation in respect to such claim. If Connecticut General agrees that the claim should be contested or denied, then Connecticut General shall pay its share of the following in accordance with its share of liability set forth in Article II:

      - Expenses incurred by NASL in investigating, contesting, or litigating or otherwise resisting the claim, excluding salaries and expenses of employees, officers and agents of NASL and ordinary overhead expenses of NASL, and costs of third party administrators acting on behalf of NASL; and

      -     Interest which is paid by NASL in respect of the claim.

                   ARTICLE VIII EXTRA CONTRACTUAL OBLIGATIONS

A. In no event shall Connecticut General be liable for extra contractual damages (whether they constitute Compensatory damages, Statutory penalties, Exemplary or Punitive damages) which are awarded against NASL as a result of an act, omission or course of conduct by NASL in connection with policies subject to this Agreement, unless the Reinsurer shall have received notice of and concurred with the actions taken or not taken by NASL which led to its liability, in which case the Reinsurer shall pay its share of such liability. For this purpose, the Reinsurer's share shall be proportionate with its risk under the business reinsured hereunder.

B.    The following definitions shall apply:

      (1) Punitive damages and Exemplary damages are those damages awarded as a penalty, the amount of which is not governed nor fixed by statute.

      (2) Statutory penalties are those amounts which are awarded as a penalty but fixed in amount by statute.

      (3) Compensatory damages are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty nor fixed in amount by statute.

                              ARTICLE IX LITIGATION

A. In the event of any action brought against NASL under any Underlying Annuity Contract that is subject to the terms and conditions of this Agreement, NASL shall provide to Connecticut General a copy of such action within ten (10) business days following NASL'S direct receipt of the service process. If Connecticut General is a party to action brought against NASL, NASL shall counsel with Connecticut General on the selection and appointment of local counsel to represent NASL in such action.

B. If NASL pursues any litigation where Connecticut General is not a party or where Connecticut General is a party but does not agree to pursue litigation, NASL and Connecticut General agree that all litigation costs, excluding the salaries of employees of NASL and Connecticut General, shall be borne by NASL. However, if NASL and Connecticut General agree to jointly defend any litigation, or if Connecticut General agrees that NASL should pursue litigation, litigation costs will be borne in proportion to the net liability borne by each party.

                                ARTICLE X OFFSET

Either party shall have, and may exercise at any time and from time to time, the right to offset any balance or amounts whether on account of premiums or on account of losses or otherwise, due from one party to the other under the terms of this Agreement. However, in the event of insolvency of NASL subject to the provisions of Article XV, offset shall only be allowed in accordance with the statutes and/or regulations of the state having jurisdiction over the insolvency.

                          ARTICLE XI ACCESS TO RECORDS

NASL and Connecticut General (or its duly authorized representative) each shall have the right during normal business and at reasonable intervals, to audit at the office of the other, all records relating to this reinsurance.

Books and records shall be maintained in accordance with prudent standards of insurance company record keeping and must be retained for a period of at least seven (7) years from the date of creation. Within one hundred and fifty (150) days following the end of each calendar year, NASL and Connecticut General will provide each office with copies of their respective audited financial statements.

                     ARTICLE XII DELAYS, ERRORS OR OMISSIONS

No accidental delay, errors or omissions on the part of NASL shall relieve Connecticut General of liability provided such delay, errors or omissions are rectified as soon as possible after discovery. However, Connecticut General shall not be liable with respect to any reinsurance which may have been inadvertently included in the premium computation but which ought not to have been included by reason of the terms and conditions of this Agreement. It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be unintentional or the result of misunderstanding or oversight on the part of either party, both parties shall be restored to the position they would have occupied had no such error or oversight occurred, subject always to the correction of the error or oversight.

                              ARTICLE XIII CURRENCY

All retentions and limits hereunder are expressed in United States dollars and all premium and loss payments shall be made in United States currency. For the purposes of this Agreement, amounts paid or received by Connecticut General in any other currency shall be converted into United States dollars at the rates of exchange on the date such transactions are entered on the books of Connecticut General.

                            ARTICLE XIV HOLD HARMLESS

A. Connecticut General shall indemnify and hold NASL harmless from any and all liability, loss, damage, fines, punitive damages, penalties and costs, including expenses and attorney's fees, which results from any negligence or willful misconduct of Connecticut General in fulfilling its duties and obligations under this Agreement or which results from any action which exceeds its authority under this Agreement.

B. NASL shall indemnify and hold Connecticut General harmless from any and all liability, loss, damage, fines, punitive damages, penalties and costs, including expenses and attorney's fees, which results from any negligence or willful misconduct of NASL in fulfilling its duties and obligations under this Agreement or which results from any action which exceeds its authority under this Agreement.

                              ARTICLE XV INSOLVENCY

In the event of insolvency of NASL, the reinsurance under this Agreement shall be payable directly by Connecticut General to NASL or to its liquidator, receiver, conservator or statutory successor on the basis of Connecticut General's liability to NASL without diminution because of the insolvency of NASL or because the liquidator, receiver, conservator or statutory successor of NASL has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of NASL shall give prompt written notice to Connecticut General of the pendency of a claim against NASL within a reasonable time after such claim is filed in the receivership, conservation, insolvency or liquidation proceeding and that during the pendency of such claim, Connecticut General may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to NASL or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by Connecticut General shall be chargeable, subject to the approval of the Court, against NASL as part of the expense of conservation or liquidation to the extent of a pro-rata share of the benefit which may accrue to NASL solely as a result of the defense undertaken by Connecticut General.

Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by NASL.

                             ARTICLE XVI ARBITRATION

A. As a condition precedent to any right of action hereunder, any dispute between the parties with respect to the interpretation of this Agreement or any right, obligation or liability of either party, whether such dispute arises before or after termination of this Agreement, shall be submitted to arbitration upon the written request of either party. Each party shall select an arbitrator within thirty (30) days of the written request for arbitration. If either party refuses or neglects to appoint an arbitrator within thirty (30) days of the written request for arbitration, the other party may appoint the second arbitrator. The two arbitrators shall select an umpire within thirty (30) days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the umpire within thirty (30) days of the appointment of the second arbitrator, each arbitrator shall submit to the other a list of three umpire candidates, each arbitrator shall select one name from the list submitted by the other and the umpire shall be selected from the two names chosen by a lot drawing procedure to be agreed upon by the arbitrators.

B. The arbitrators and the umpire all shall be active or retired, disinterested executive officers of insurance or reinsurance companies.

C. The arbitration panel shall interpret this Agreement as an honorable engagement rather than merely as a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business. The arbitration panel is released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

D. The decision of the arbitration panel shall be final and binding on both parties. The arbitration panel may, at its discretion, award costs and expenses as it deems appropriate, including, but not limited to, attorneys' fees and interest. Judgment may be entered upon the final decision of the arbitration panel in any court of competent jurisdiction.

E. All meetings and hearings before the arbitration panel shall take place in Worcester, Massachusetts unless some other place is mutually agreed upon by the parties.

F. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expenses of the umpire and of the arbitration.

                    ARTICLE XVII DAC TAX REGULATION ELECTION

Connecticut General and NASL hereby agree to make an election pursuant to Internal Revenue Code Regulation Section 1.848-2(g)(8). This election shall be effective for all taxable years for which the Reinsurance Agreement remains in effect.

The terms used in this article are defined by reference to Regulation Section 1.848-2 promulgated on December 28, 1992.

Connecticut General and NASL agree that the entity with net positive consideration for the reinsurance agreement for each taxable year will capitalize specified policy acquisition expenses with respect to the reinsurance agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended.

Connecticut General and NASL agree to exchange information pertaining to the amount of net consideration under the reinsurance agreement each year to ensure consistency. To achieve this, NASL shall provide Connecticut General with a schedule of its calculation of the net consideration for all reinsurance agreements in force between them for a taxable year by no later than April 30 of the succeeding year. Connecticut General shall advise NASL if it disagrees with the amounts provided by no later than May 31, otherwise the amounts will be presumed correct and shall be reported by both parties in their respective tax returns for such tax year. If Connecticut General contests NASL's calculation of the net consideration, the Parties agree to act in good faith to resolve any differences within thirty (30) days of the date Connecticut General submits its alternative calculation and report the amounts agreed upon in their respective tax returns for such tax year.

Connecticut General represents and warrants that it is subject to U.S. taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

               ARTICLE XVIII EFFECTIVE DATE; TERM AND TERMINATION

A. The effective date of this Agreement is JULY 1, 1995. This Agreement remains effective for all annuity contracts subject to this Agreement written by NASL through JUNE 30, 1998, unless terminated pursuant to the paragraphs listed below:

B. Either Connecticut General or NASL shall have the option of terminating this agreement with one hundred and eighty (180) days written notice to the other party for new business anytime on or after June 30, 1998.

C. Once each calendar year, NASL shall have the option to recapture existing contracts beginning with the fifteenth (15) anniversary of their reinsurance hereunder. If NASL elects to recapture, 1/3 of the contracts can be recaptured in the first year eligible, 1/2 of the remaining contracts can be recaptured in the second year, and the balance of the contracts can be recaptured in the third year. Recapture must be made on an issue year basis beginning with the earliest issue year. Recapture cannot occur on contracts with later issue years until all contracts with earlier issue dates have been recaptured.

D. Upon delivery of sixty (60) days written notice to NASL, Connecticut General shall have the option of terminating this Agreement for new business within sixty (60) days of the happening of any of the following events:

      (1)     NASL'S A. M. Best rating is reduced to a "C" or lower.

      (2) NASL'S parent company is placed upon a "watch list" by its domiciliary state's insurance regulators;

      (3) An order appointing a receiver, conservator or trustee for management of NASL is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of NASL;

      (4) NASL is merged, purchased or there is any other material change (in whole or in part) in the ownership of NASL other than is currently contemplated by the following agreement: An agreement and plan of reorganization dated September 5, 1995 among North American Life Assurance Company, NASL, Wood Logan Associates, Inc., H. Douglas Wood, A. Scott Logan and NAWL Holding Co., Inc., and an Amalgamation Agreement dated September 15, 1995 between The Manufacturers Life Insurance Company and North American Life Assurance Company;

      (5) The Securities and Exchange Commission revokes the licenses of NASL to conduct business.

      (6)     Failure by NASL to pay premium in accordance with Article V and
              Article VI. If, during the sixty (60) days notice period, the Reinsurer receives all premiums in arrears and all premiums which may become due within the sixty (60) days notice period, the notice of termination shall be deemed withdrawn. In the event of termination under this paragraph, this Agreement may be reinstated upon the written consent of the Reinsurer if, at any time within sixty (60) days of termination, NASL pays and the Reinsurer receives all premiums due with interest thereon and payable up to the date of reinstatement. (Please refer to paragraph J below for the interest calculation description)

E. Upon delivery of sixty (60) days written notice to Connecticut General, NASL shall have the option of terminating this Agreement for new business within sixty (60) days of the happening of any of the following events:

      (1) Connecticut General's A. M. Best rating is reduced to a "C" or lower;

      (2) Connecticut General is placed upon a "watch list" by its domiciliary states's insurance regulators;

      (3) An order appointing a receiver, conservator or trustee for management of Connecticut General is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of Connecticut General;

      (4) Connecticut General is merged, purchased or there is any other material change (in whole or in part) in the ownership of Connecticut General;

      (5) Failure by Connecticut General to pay reinsurance death benefits in accordance with Article II. If, during the sixty (60) days notice period, NASL receives all reinsurance death benefits in arrears, the notice of termination shall be deemed withdrawn. In the event of termination under this paragraph, this Agreement may be reinstated upon the written consent of NASL if, at any time within sixty (60) days of termination, the Reinsurer pays and NASL receives all reinsurance death benefits due with interest thereon and payable up to the date of reinstatement. (Please refer to paragraph J below for the interest calculation description)

F. If this Agreement is terminated for new and existing business, Connecticut General shall be relieved of all liability to NASL for claims incurred following the termination date of this Agreement under such Underlying Annuity Contracts issued by NASL, and

G. If this Agreement is terminated for new business only, Connecticut General will remain liable, after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance effective prior to termination of the Agreement.

H. Both parties shall continue to be entitled to all offset credits provided by Article X up to the effective date of termination.

I. NASL shall not have the right to assign or transfer any portion of the rights, duties and obligations of NASL under the terms and conditions of this Agreement without the written approval of Connecticut General.

J. In the event of reinstatement as described in paragraph D and E above, there will be an interest charge at the three (3) month LIBOR Rate (as published in the Wall Street Journal), plus .01, determined on the first business day following the end of the 60 day notice period. The settlement is considered overdue at the end of the 60 day notice period and interest shall commence from the overdue date.

                               ARTICLE XIX NOTICES

All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered, sent via facsimile, or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

                        RICHARD C. HIRTLE
                        VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
                        P.O. BOX 9230
                        BOSTON, MA  02205-9230
                        PHONE NO. (617) 266-6008 (X253) FAX NO. (617) 437-6849

                        TIMOTHY J. RUARK, FSA
                        ASSISTANT VICE PRESIDENT AND ACTUARY
                        CIGNA REINSURANCE, R26
                        900 COTTAGE GROVE ROAD
                        HARTFORD, CT  06152-4026
                        PHONE NO. (860) 726-4053        FAX NO. (860) 726-3153

Notice shall be deemed given on the date it is deposited in the mail or sent via facsimile in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

This Agreement constitutes the entire contract between the parties and shall be deemed to have been made under and governed by the laws of the State of Connecticut. Any amendment or modification hereto shall be in writing, endorsed upon or attached hereto and signed by both NASL and Connecticut General.

In witness whereof, the parties hereto have caused this Agreement to be signed in duplicate on the dates indicated to be effective as of the date specified above.

                                  NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

Date: _________________, 19__            By: ___________________________________

Date: _________________, 19__            By: ___________________________________

                                  CONNECTICUT GENERAL LIFE INSURANCE COMPANY

Date: _________________, 19__            By: ___________________________________

                                   SCHEDULE A

              Maximum Limits of Reinsurance in Connecticut General

The maximum purchase amount issued on the life of each insured:

                                   $3,500,000

The maximum purchase amount is the sum of all premium contributions less withdrawals in the contract. For purchase amounts in excess of the maximum, Connecticut General's death benefit liability will be reduced by the ratio of purchase amounts in excess of the maximum to the total purchase amounts.


                                   SCHEDULE A

                                   SCHEDULE B

            Contracts and Funds Subject to this Reinsurance Agreement

Form
Number*                             Policy Description                     Date
-------                             ------------------                     ----
VENTURE                             Flexible Purchase Payment              May 5, 1987
Forms beginning with 203            Individual Deferred Variable
and endorsed with either            Annuity Contract Non Participating
301-VER 9/89 or
ENDORSEMENT.008


* Includes all state variations
Fund


Date                                Fund Description

VARIABLE FUNDS:
January 9, 1995                     International Growth & Income Trust
February 19, 1993                   Value Equity Trust
May 1, 1989                         U.S. Government Securities Trust
February 19, 1993                   Strategic Bond Trust
April 23, 1991                      Growth & Income Trust
June 18, 1985                       Investment Quality Bond Trust
June 18, 1985                       Money Market Trust
June 18, 1985                       Equity Trust
August 3, 1989                      Conservative Asset Allocation Trust
August 3, 1989                      Moderate Asset Allocation Trust
August 3, 1989                      Aggressive Asset Allocation Trust
December 11, 1992                   Pasadena Growth Trust
March 18, 1988                      Global Equity Trust
March 18, 1988                      Global Government Bond Trust
March 1, 1996                       International Small Cap Trust
March 1, 1996                       Small\Mid Cap Trust


                                   SCHEDULE B

                                   SCHEDULE C

            VENTURE FORMS BEGINNING WITH 203 AND ENDORSED WITH EITHER
                                 301-VER 9/89 OR
                                 ENDORSEMENT.008

                            Limits and Rules of NASL

1) NASL will determine the Guaranteed Minimum Death Benefit for each deceased within seven (7) working days of due proof of death.

2) The maximum purchase payment allowed without company approval is $1,000,000.

3)    The minimum purchase payment is $300.

                              MINIMUM DEATH BENEFIT
         VENTURE FORMS BEGINNING WITH 203 AND ENDORSED WITH 301-VER 9/89

If the Annuitant dies, the minimum death benefit will be determined as follows:

1) During the first 5 Contract Years, the minimum death benefit will be the greater of:

      a) The Contract Value on the date that due proof of death is received at the Annuity Service Office, or

      b) The sum of all Purchase Payments made, less any amount deducted in connection with partial withdrawals.

2) During any subsequent 5 Contract Year period, the minimum death benefit will be the greater of:

      a) The Contract Value on the date that due proof of death is received at the Annuity Service Office, or

      b) The minimum death benefit on the last day of the previous 5 Contract Year period plus any Purchase Payments made and less any amount deducted in connection with partial withdrawals since then.


                                  SCHEDULE C-1

                                   SCHEDULE C
                                   (continued)

                              MINIMUM DEATH BENEFIT
       VENTURE FORMS BEGINNING WITH 203 AND ENDORSED WITH ENDORSEMENT.008

ENHANCED DEATH BENEFIT ENDORSEMENT form number 301-VER 9/89 is replaced by this Endorsement. Part 4, BENEFITS, DEATH BENEFIT BEFORE MATURITY DATE, General Provisions of the Flexible Purchase Payment Deferred Variable Annuity Contract, all contract form numbers beginning with 203, to which this Endorsement is attached is also replaced as follows:

Death benefits will be paid as provided in this contract upon the death of any Owner.

If there is both an individual and a non-individual Owner of the contract, death benefits must be paid as provided in this contract upon the death of the Annuitant or any individual Owner, whichever occurs earlier.

Upon the death of the Annuitant, the death benefit will be determined as of the date on which written notice and proof of death and all required claim forms are received at the Company's Annuity Service Office as follows:

1)    During the first Contract Year, the death benefit will be the greater of:

      a)   the Contract Value, or

      b) the sum of all Purchase Payments made, less any amount deducted in connection with partial withdrawals.

2) During any subsequent Contract Year, the death benefit will be the greater of:

      a)   the Contract Value, or

      b) the death benefit on the last day of the previous Contract Year plus any Purchase Payments made and less any amounts deducted in connection with partial withdrawals since then.


                                  SCHEDULE C-2

                                   SCHEDULE D

                       Quarterly Reinsurance Premium Rates

                                 Exposure Based
                               Per $1,000 Exposed

                         Ages                            Unisex
                         ----                            ------
           Less Than Symbol 35                              .19
                         35-39                              .25
                         40-44                              .37
                         45-49                              .63
                         50-54                             1.15
                         55-59                             2.02
                         60-64                             3.21
                         65-69                             5.52
                         70-74                             9.54
                         75-79                            15.40
                         80-84                            25.20


                                   SCHEDULE D

                                   SCHEDULE E

                           Quarterly Reporting Format

1. Following the end of each calendar quarter, the Quarterly Detail Page, Fund/Exposure-Based exhibit (attached) must be prepared for each Qualified plan and Non-Qualified plan separately.

2. The tabulation should be on an Adjusted Basis, which requires omission of excess contract values due to an issue amount in excess of $3.5 million.

3. The tabulation is on a seriatim basis, with each contract contributing toward the totals for both exposure and aggregate contract value.

4. An exhibit demonstrating the aggregate allocation of contract values by fund shall be provided each calendar quarter.

5. At year end reporting, a tabulation of exposures by age based on a percentage decrease in account value by fund type as specified by the NAIC must be submitted for reserve purposes.


                                   SCHEDULE E